Exhibit 99.(k)(2)

EXECUTION COPY

ADMINISTRATION AGREEMENT

Agreement dated as of June 7, 2002, by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and Credit Suisse High Yield Bond Fund (the “Fund”),

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Administrator to furnish certain administrative services to the Fund, and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                      APPOINTMENT OF ADMINISTRATOR

The Fund hereby appoints the Administrator to act as administrator with respect to the Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.                                      DELIVERY OF DOCUMENTS

The Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.                                      The Fund’s Declaration of Trust (“charter”) and by-laws;

b.                                     Certified copies of the resolutions of the Board of Trustees of the Fund (the “Board”) authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

c.                                      A copy of the investment advisory agreement between the Fund and its investment adviser; and

d.                                     Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Fund that:

a.                                      It is a Massachusetts trust company, duly organized and existing under the laws of the Commonwealth of Massachusetts;

b.                                     It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts; it has all necessary licenses and approvals in order to enter into and perform this Agreement and will maintain such in effect for the duration of this Agreement;

c.                                      All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                     No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.                                      Its entrance into this Agreement shall not cause a material breach or be in material conflict with its declaration of trust or by-laws or any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Administrator that:

a.                                      It is a trust, duly organized and existing under the laws of the state of its organization;

b.                                     It has the power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

c.                                      All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                     It is an investment company registered under the 1940 Act;

e.                                      A registration statement under the 1940 Act has been filed with the Securities and Exchange Commission (“SEC”);

f.                                        No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement; and

g.                                     Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

5.                                      ADMINISTRATIVE SERVICES

The Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Fund and the review and comment by such Fund’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator:

a.                                      Oversee the maintenance by the Fund’s custodian of certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act;

b.                                     Prepare the Fund’s federal, state and local income tax returns for review by the Fund’s independent accountants and filing by the Fund’s treasurer;

c.                                      Review the calculation, submit for approval by officers of the Fund and arrange for payment of the Fund’s expenses, calculate expense ratios and recommend expense adjustments;

d.                                     Prepare for review and approval by officers of the Fund financial information for the Fund’s semi-annual and annual reports, proxy statements, prospectuses and statements of additional information (if any), and other communications required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

e.                                      Prepare for review by an officer of and legal counsel for the Fund the Fund’s periodic reports required to be filed with SEC on Form N-SAR and such other reports, forms or filings as may be routinely required of closed-end funds by law, rule or regulation;

f.                                        Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund’s investment adviser, custodian, legal counsel or independent accountants;

g.                                     Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

h.                                     Oversee and review calculations of fees paid by the Fund (or out of the advisory fee) to the Fund’s investment adviser, any sub-adviser, co-administrator, distributor and/or principal underwriter where applicable, custodian, Transfer Agent, and other service providers;

i.                                         Consult with the Fund’s officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Fund;

j.                                         Refer to the Fund’s officers or Transfer Agent, shareholder inquiries relating to the Fund;

k.                                      Provide monthly testing of portfolios to assist the Fund in complying with Internal Revenue Code mandatory qualification requirements, and daily testing of portfolios to assist the Fund in complying with the requirements of the 1940 Act and Fund prospectus/statement of additional information limitations;

l.                                         Review and provide assistance on shareholder communications, and release Fund information, including press releases, to news wires services;

m.                                   File shareholder reports and notices with the appropriate regulatory agencies and any exchange on which the Fund’s shares may be listed; review text of letters to shareholders and “Management’s Discussion of Fund Performance” (which shall also be subject to review by the Fund’s legal counsel);

n.                                     Prepare and furnish the Fund (at the Fund’s request) with portfolio turnover rate and performance information (including total return information), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested;

o.                                     Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

p.                                     Develop or assist in developing guidelines and procedures to improve overall compliance by the Fund and its various agents;

q.                                     Counsel and assist the Fund in the handling of routine regulatory examinations and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters;

r.                                        Attend Board meetings at the request of Fund officers;

s.                                      Review implementation of any stock tender, rights offering, purchase, repurchase or dividend reinvestment programs (or other similar types of programs) authorized by the Board;

t.                                        Prepare quarterly broker security transactions summaries;

u.                                     Compute the amount of dividends and distributions to be paid by the Fund;

v.                                     Provide reports to lender(s) to the Fund as required by loan agreement(s), and provide testing to assist the Fund in complying with such agreement(s); and

w.                                   Provide such services ancillary to the above as are typically provided by administrators to closed-end investment companies which are agreed to by all parties hereto.

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6.                                      FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Fund such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule set forth in Schedule A to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Fund shall reimburse the Administrator for its reasonable out-of-pocket costs listed on Schedule A incurred in connection with this Agreement.

The Fund agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund’s behalf at the Fund’s request or with the Fund’s consent.

The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Fund, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Fund’s registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director, trustee or employee of the Fund;

costs incidental to the preparation, printing and distribution of the Fund’s registration statements and any amendments thereto and shareholder reports; cost of preparation and filing of the Fund’s tax returns, Form N-2 and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors’ and officers’ liability insurance; and cost of independent pricing services used in computing each Fund’s net asset value.

The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.                                      INSTRUCTIONS AND ADVICE

The Administrator shall not rely on oral instructions from the Fund, but if such oral instructions are delivered, the Administrator shall require such instructions to be confirmed in writing by telecopy or by e-mail immediately on the same day as the oral instructions are delivered. At any time, the Administrator my apply to any officer of the Fund for further written instructions and may consult with its own legal counsel or outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, with prior approval of the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such written instructions or advice reasonably believed by it to be genuine and to have been signed by, or transmitted from, the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.                                      STANDARD OF CARE AND INDEMNIFICATION

The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Fund insofar as such loss, damage or expense arises solely from the performance of the Administrator’s duties hereunder in reasonable reliance upon records that were maintained for the Fund by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Fund. For the avoidance of doubt, it shall be reasonable for the Administrator to rely on prior tax elections, prior total returns, and such schedules as are typically prepared by administrators, such as prior paid schedules and other amortization schedules that are provided to the Administrator and not prepared by the Administrator. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, however, notwithstanding the foregoing, the Administrator’s cumulative liability for any calendar year, regardless of the form of action or legal theory, shall be limited to such amounts as may be agreed upon from time to time between the parties hereto.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, as long as the Administrator maintains back-up systems and disaster recovery plans appropriate to its activities.

The Fund shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any written instructions reasonably believed by it to have been duly authorized by the Fund, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

The indemnification contained herein shall survive the termination of this Agreement.

9.                                      CONFIDENTIALITY

The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession or to which it has access relating to the Fund, its shareholders and shareholder accounts and will not disclose the same to any person except at the request of or with the written consent of the Fund. This provision shall survive any termination of this Agreement.

10.                               COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS; OTHER

The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

The Administrator has and will maintain in effect for the term of this Agreement insurance coverage covering its activities as administrator of investment funds in such amounts as is reasonable under the circumstances.

The Administrator has and will maintain during the term of this Agreement back-up systems and disaster recovery plans appropriate for its activities as administrator of the Fund.

11.                               SERVICES NOT EXCLUSIVE

The services of the Administrator to the Fund are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12.                               TERM, TERMINATION AND AMENDMENT

(a)                                 This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of one year from the effective date (the “Initial Term”) and shall automatically renew year to year thereafter (each a “Renewal Term”), unless either party terminates this Agreement by written notice to the other party at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term.

(b)                                Notwithstanding any provision to the contrary herein, after a period of three years from the effective date of the Agreement, either party may terminate this Agreement at any time upon at least ninety (90) days’ prior written notice to the other party.

(c)                                 Upon termination of this Agreement, the Fund shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

(d)                                This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.                               NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Fund: c/o Credit Suisse Asset Management, LLC, 466 Lexington Avenue, New York, New York 10017, Attn: Hal Liebes, General Counsel, (212) 875-3779, fax: (212) 646) 658-0817; if to the Administrator: State Street Bank and Trust Company, One Federal Street, 9th Floor, Boston, Massachusetts 02206-5049, Attn: Fund Administration Legal Department, fax: 617-662-3805.

14.                               NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may, upon at least ninety (90) days’ prior notice to the Fund, assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.                               SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Fund and the Administrator and their respective successors and permitted assigns.

16.                               ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.                               WAIVER

The failure of a party to insist upon strict adherence to any term of this agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.                               SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.                               GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.                               REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

CREDIT SUISSE HIGH YIELD BOND FUND

By:	/s/ Hal Liebes
Name: Hal Liebes
Title: Senior Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Alan D. Greene
Name: Alan D. Greene
Title: Executive Vice President